Exhibit (d)(4)

EXECUTION VERSION

K-9 HOLDINGS, INC. K-9 ACQUISITION, INC. c/o Apollo Management VII, L.P. 9 West 57th Street, 43rd Floor New York, New York 10019

April 5, 2012

Great Wolf Resorts, Inc.

525 Junction Road

Ste. 6000 South Tower

Madison, WI 53717

Attention: Kimberly K. Schaefer, Chief Executive Officer

Attention: Howard A. Silver, Chairman, Strategic Review Committee

Reference is made to the AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2012 (the “Merger Agreement”), by and among K-9 HOLDINGS, INC., a Delaware corporation (“Parent”), K-9 ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and GREAT WOLF RESORTS, INC., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

Pursuant to the Merger Agreement, the Tender Offer is currently scheduled to expire at 9:00 a.m., New York time, on the Expiration Date of April 10, 2012. The Parties hereby agree that Merger Sub shall promptly extend the Tender Offer such that the Expiration Date of the Tender Offer shall be 9:00 a.m., New York time, on April 20, 2012. Notwithstanding the foregoing, the Parties mutual decision to extend the Tender Offer as described in the preceding sentence shall not limit any rights or obligations of Merger Sub under Section 1.1(b) of the Merger Agreement to further extend the Tender Offer, including, without limitation, with regard to any extension arising out, of or related to, receipt by the Company of a Takeover Proposal or if an Adverse Recommendation Change occurs. The Parties may subsequently extend the Expiration Date of the Tender Offer in accordance with the terms of the Merger Agreement.

This letter agreement, the Merger Agreement (including the documents or instruments referred to therein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure Schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the Parties and supersede any prior understandings, agreements, letters of intent, or representations by or among such parties, written or oral, that may have related to such subject matters. Except as specifically modified hereby, the Merger Agreement shall remain in full force and effect. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this letter agreement.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

K-9 HOLDINGS, INC.

By:	/s/ Scott Ross
Name:	Scott Ross
Title:	Vice President

K-9 ACQUISITION, INC.

By:	/s/ Scott Ross
Name:	Scott Ross
Title:	Vice President

Acknowledged and Agreed:

GREAT WOLF RESORTS, INC.

By:	/s/ James A. Calder
Name:	James A. Calder
Title:	CFO

cc:	Apollo Management VII, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Aaron Stone

Attention: Scott Ross

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Adam Weinstein, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Jeffrey D. Marell, Esq.

Attention: Kelley D. Parker, Esq.

Signature Page to Letter Agreement (TO Extension)